UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 18, 2011

EATON VANCE CORP.
(Exact name of registrant as specified in its charter)

Maryland	1-8100	04-2718215
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

Two International Place, Boston, Massachusetts		02110
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (617) 482-8260

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
    (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
    (17 CFR 240.13e-4(c))

INFORMATION INCLUDED IN THE REPORT

Item 2.02.     Results of Operations and Financial Condition

     Registrant has reported its results of operations for the three and six months ended April 30, 2011, as described in Registrant’s news release dated May 18, 2011, a copy of which is furnished herewith as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.     Financial Statements and Exhibits

Exhibit No.	Document
99.1	Press release issued by the Registrant dated May 18, 2011.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

EATON VANCE CORP.
(Registrant)

Date:	May 18, 2011	/s/ Robert J. Whelan
Robert J. Whelan, Chief Financial Officer

EXHIBIT INDEX

     Each exhibit is listed in this index according to the number assigned to it in the exhibit table set forth in Item 601 of Regulation S-K. The following exhibit is filed as part of this Report:

Exhibit No.	Description
99.1	Copy of Registrant's news release dated May 18, 2011.

Exhibit 99.1

Eaton Vance Corp.

Report for the Three and Six Month Periods Ended April 30, 2011

Boston, MA, May 18, 2011 – Eaton Vance Corp. (NYSE: EV) earned $0.50 per diluted share in the second quarter of fiscal 2011 compared to earnings per diluted share of $0.29 in the second quarter of fiscal 2010 and $0.30 in the first quarter of fiscal 2011. Earnings per diluted share were reduced $0.02, $0.07 and $0.15 in the second quarter of fiscal 2011, the second quarter of fiscal 2010 and the first quarter of fiscal 2011, respectively, by adjustments in connection with increases in the estimated redemption value of non-controlling interests redeemable at other than fair value (“non-controlling interest value adjustments”), as described in more detail below. Earnings per diluted share were increased $0.03 in the second quarter of fiscal 2011 by a gain realized upon the sale of the Company’s equity interest in Lloyd George Management (BVI) Limited (“Lloyd George Management”) during the quarter. The Company earned $0.80 per diluted share in the first six months of fiscal 2011 compared to $0.66 per diluted share in the first six months of fiscal 2010. Earnings per diluted share were reduced $0.17 in the first half of fiscal 2011 and $0.09 in the first half of fiscal 2010 by non-controlling interest value adjustments.

Net inflows of $2.9 billion into long-term funds and separate accounts in the second quarter of fiscal 2011 compare to net inflows of $5.3 billion in the second quarter of fiscal 2010 and $1.8 billion in the first quarter of fiscal 2011. Net inflows in the second quarter of fiscal 2011 and the first quarter of fiscal 2011 reflect a $0.3 billion and $0.8 billion decrease in fund leverage, respectively. The Company’s annualized internal growth rate (four times quarterly long-term net inflows divided by beginning of period long-term assets managed) was 6 percent in the second quarter of fiscal 2011.

Assets under management on April 30, 2011 were $203.0 billion, a new record high. This represents an increase of 15 percent from the $176.2 billion of managed assets as of April 30, 2010 and an increase of 6 percent from the $191.7 billion of managed assets as of January 31, 2011.

“Eaton Vance reached new highs in revenues and profits in the second quarter of fiscal 2011,” said Thomas E. Faust Jr., Chairman and Chief Executive Officer. “The Company’s performance across a broad range of financial metrics remains strong and our outlook continues to be bright.”

Comparison to Second Quarter of Fiscal 2010

Long-term fund net inflows of $2.2 billion in the second quarter of fiscal 2011 compare to $3.2 billion of long-term fund net inflows in the second quarter of fiscal 2010, and reflect $9.9 billion of fund sales and other inflows, $7.4 billion of fund redemptions and other outflows, and a decrease in fund leverage of $0.3 billion. The $0.3 billion of institutional separate account net outflows in the second quarter of fiscal 2011 compare to $1.4 billion of institutional separate account net inflows in the second quarter of fiscal 2010, and reflect gross inflows of $2.8 billion and $3.1 billion of outflows. High-net-worth separate account net inflows of $0.2 billion in the second quarter of fiscal 2011 compare to $0.1 billion of high-net-worth separate account net inflows in the second quarter of fiscal 2010 and consisted of gross inflows of $0.9 billion and $0.7 billion of outflows. Retail managed account net inflows were $0.8 billion in the second quarter of fiscal 2011 compared to $0.5 billion of retail managed account net inflows in the second quarter of fiscal 2010. Retail managed account gross inflows of $2.3 billion in the second quarter of fiscal 2011 were reduced by $1.5 billion of outflows. Tables 1-4 on pages 8 and 9 summarize the Company’s assets under management and asset flows by investment mandate.

Revenue in the second quarter of fiscal 2011 increased $52.8 million, or 19 percent, to $325.8 million from revenue of $273.0 million in the second quarter of fiscal 2010. Investment advisory and administration fees increased 19 percent to $251.7 million, reflecting a 17 percent increase in average assets under management. Distribution and underwriter fees increased 6 percent due to an increase in average fund assets on which distribution fees are collected, partly offset by a reduction in underwriter fees collected on Class A fund sales. Service fee revenue increased 6 percent due to an increase in average fund assets subject to service fees. Other revenue, which increased by $9.9 million, included $7.3 million of net gains on investments of consolidated funds in the second quarter of fiscal 2011 compared to $0.2 million of net gains on investments of consolidated funds in the second quarter of fiscal 2010.

Operating expenses increased $16.9 million, or 9 percent, to $208.8 million in the second quarter of fiscal 2011 compared to operating expenses of $191.9 million in the second quarter of fiscal 2010. Compensation expense increased 10 percent due to increases in employee headcount and base salaries, adjusted operating income-based bonus accruals, stock-based compensation, employee benefits and payroll taxes. Distribution expense increased 10 percent from the prior fiscal year’s second quarter due primarily to increases in intermediary marketing support payments, Class C distribution fees and marketing expenses. Service fee expense increased 4 percent, in line with the increase in assets subject to service fees. Amortization of deferred sales commissions increased 15 percent, reflecting an increase in Class C amortization as a result of Class C fund share sales growth. Fund expenses decreased 2 percent from the second quarter of fiscal 2010 due to a decrease in fund expenses borne by the Company. Other expenses increased 8 percent, reflecting increases in consulting, travel, information technology and facilities.

Operating income in the second quarter of fiscal 2011 was $117.0 million, an increase of 44 percent over operating income of $81.1 million in the second quarter of fiscal 2010. The Company’s operating margin improved to 35.9 percent in the second quarter of fiscal 2011 from 29.7 percent in the second quarter of fiscal 2010.

In evaluating operating performance, the Company considers operating income and net income, which are calculated on a basis consistent with accounting principles generally accepted in the United States of America (“GAAP”), as well as adjusted operating income, an internally derived non-GAAP performance measure. Adjusted operating income is defined as operating income excluding the results of consolidated funds and collateralized loan obligation (“CLO”) entities and adding back closed-end fund structuring fees, stock-based compensation, write-offs of intangible assets and other items that we consider non-operating in nature. The Company believes that adjusted operating income is a key indicator of the Company’s ongoing profitability and therefore uses this measure as the basis for calculating performance-based management incentives. Adjusted operating income is not, and should not be construed to be, a substitute for operating income computed in accordance with GAAP. However, in assessing the performance of the business, management and the Board of Directors look at adjusted operating income as a measure of underlying performance, since operating results of consolidated funds and CLO entities and amounts resulting from one-time events do not necessarily represent normal results of operations. In addition, when assessing performance, management and the Board look at performance both with and without stock-based compensation, a non-cash operating expense.

Adjusted operating income of $120.0 million in the second quarter of fiscal 2011 was 30 percent higher than the $92.4 million of adjusted operating income in the second quarter of fiscal 2010. The Company’s adjusted operating margin improved to 36.8 percent in the second quarter of fiscal 2011 from 33.9 percent in the second quarter of fiscal 2010.

The following table provides a reconciliation of operating income to adjusted operating income for the periods presented:

Reconciliation of Operating Income to Adjusted Operating Income
	Three Months Ended			% Change
				Q2 2011	Q2 2011
	April 30,	January 31,	April 30,	to	to
(in thousands)	2011	2011	2010	Q1 2011	Q2 2010

Operating income	$ 117,037	$ 103,018	$ 81,089	14%	44%
Operating income of consolidated
funds and CLO entities	(9,561)	(3,211)	(446)	198%	NM
Stock-based compensation	12,556	14,973	11,761	(16)%	7%

Adjusted operating income	$ 120,032	$ 114,780	$ 92,404	5%	30%

Interest income increased 15 percent in the second quarter of fiscal 2011 compared to the second quarter of fiscal 2010 due to an increase in average cash balances. In the second quarter of fiscal 2011, the Company recognized $2.0 million of net investment gains, including a $5.5 million gain recognized upon the sale of the Company’s equity interest in Lloyd George Management, compared to $1.6 million of net investment gains in the second quarter of fiscal 2010. Also included in other income and expenses for the second quarter of fiscal 2011 are net losses of $17.0 million associated with the consolidation of a CLO entity, which recognized losses due to an increase in the fair market value of the note obligations issued by the entity. As discussed below, this loss is offset by a comparable gain in net income (loss) attributable to non-controlling and other beneficial interests, as these losses are largely borne by outside investors.

The Company’s effective tax rate, calculated as a percentage of income before income taxes and equity in net income (loss) of affiliates, was 44.0 percent and 38.4 percent in the second quarter of fiscal 2011 and fiscal 2010, respectively. The increase in the Company’s effective tax rate was due primarily to losses recognized by the consolidated CLO entity, which are not subject to tax.

In the second quarter of fiscal 2011, net income attributable to non-controlling and other beneficial interests decreased $18.7 million from the second quarter of fiscal 2010. The decrease can be primarily attributed to an $18.0 million decrease in non-controlling beneficial interest associated with the consolidated CLO entity and a $3.3 million increase in non-controlling beneficial interest associated with consolidated funds. Also included in non-controlling and other beneficial interests in the second quarter of fiscal 2011 and the second quarter of fiscal 2010 are $2.4 million and $9.1 million, respectively, that relate to non-controlling interest value adjustments in our subsidiary Parametric Risk Advisors that are attributable to its profit growth over the respective preceding twelve months ended April 30.

Net income attributable to Eaton Vance Corp. shareholders in the second quarter of fiscal 2011 was $62.5 million, compared to net income attributable to Eaton Vance Corp. shareholders of $36.0 million in the second quarter of fiscal 2010.

Comparison to First Quarter of Fiscal 2011

Long-term fund net inflows of $2.2 billion in the second quarter of fiscal 2011 compare to $1.4 billion of long-term fund net inflows in the first quarter of fiscal 2011. The $0.3 billion of institutional separate account net outflows in the second quarter of fiscal 2011 compare to institutional separate account net inflows of $0.5 billion in the first quarter of fiscal 2011. The $0.2 billion of net inflows into high-net-worth separate accounts in the second quarter of fiscal 2011 were unchanged from the first quarter of fiscal 2011. Retail managed account net inflows were $0.8 billion in the second quarter of fiscal 2011 compared to $0.1 billion of net outflows in the first quarter of fiscal 2011. Tables 1-4 on pages 8 and 9 summarize the Company’s assets under management and asset flows by investment mandate.

Revenue in the second quarter of fiscal 2011 increased $13.5 million, or 4 percent, to $325.8 million from $312.3 million in the first quarter of fiscal 2011. Investment advisory and administration fees increased 4 percent to $251.7 million, reflecting a 5 percent increase in average assets under management and a reduction in the number of fee days in the quarter. Distribution and underwriter fees decreased 4 percent due to fewer fee days in the quarter, partly offset by an increase in average fund assets that pay these fees. Service fee revenue decreased 2 percent due to a decrease in the number of fee days in the quarter, offset by an increase in average fund assets subject to service fees. Other revenue, which increased $6.7 million from the prior quarter, included $7.3 million of net gains on investments of consolidated funds recognized in the second quarter of fiscal 2011 compared to $2.3 million of net gains on investments of consolidated funds in the first quarter of fiscal 2011.

Operating expenses decreased $0.5 million to $208.8 million in the second quarter of fiscal 2011 from $209.3 million in the first quarter of fiscal 2011. Compensation expense was substantially unchanged from first quarter of fiscal 2011, reflecting increases in adjusted operating income-based bonus accruals, sales-based incentives and payroll taxes offset by decreases in salaries, stock-based compensation and employee benefits. Distribution expenses increased 3 percent from the prior fiscal quarter due primarily to increases in intermediary marketing support payments, Class C distribution fees and marketing expenses. Service fee expense decreased 2 percent due to a decrease in the number of fee days in the quarter, offset by an increase in assets subject to service fees. Amortization expense decreased 7 percent from the prior fiscal quarter due to a decrease in Class B and Class C amortization. Fund expenses increased 10 percent from the first quarter of fiscal 2011 due to an increase in fund expenses contractually borne by the Company. Other expenses decreased 2 percent from the first quarter, due to decreases in information technology and facilities expenses.

Operating income in the second quarter of fiscal 2011 was $117.0 million, an increase of 14 percent from operating income of $103.0 million in the first quarter of fiscal 2011. The Company’s operating margin improved to 35.9 percent in the second quarter of fiscal 2011 from 33.0 percent in the first quarter of fiscal 2011. Adjusted operating income of $120.0 million in the second quarter of fiscal 2011 was 5 percent higher than the $114.8 million of adjusted operating income in the first quarter of fiscal 2011. The Company’s adjusted operating margin of 36.8 percent in the second quarter of fiscal 2011 was unchanged from the first quarter of fiscal 2011.

Interest income increased 14 percent in the second quarter of fiscal 2011 compared to the first quarter of fiscal 2011 due to an increase in average cash balances. In the second quarter of fiscal 2011, the Company recognized $2.0 million of net investment gains, including a $5.5 million gain recognized upon the sale of the Company’s equity interest in Lloyd George Management. In the first quarter of fiscal 2011, the Company recognized $3.1 million of net investment losses. Also included in other income and expenses for the second quarter of fiscal 2011 are net losses of $17.0 million associated with the consolidation of a CLO entity, which recognized losses due to an increase in the fair market value of the note obligations issued by the entity. As discussed below, this loss is offset by a comparable gain in net income (loss) attributable to non-controlling and other beneficial interests, as these losses are largely borne by outside investors.

The Company’s effective tax rate, calculated as a percentage of income before income taxes and equity in net income (loss) of affiliates, was 44.0 percent and 37.3 percent in the second quarter of fiscal 2011 and first quarter of fiscal 2011, respectively. The increase in the Company’s effective tax rate was due primarily to losses recognized by a consolidated collateralized loan obligation entity, which are not subject to tax.

Net income attributable to non-controlling and other beneficial interests decreased $30.5 million in the second quarter of fiscal 2011 compared to the prior quarter. The decrease can be primarily attributed to a $17.4 million decrease in non-controlling beneficial interest associated with the consolidated CLO entity and a $2.0 million increase in non-controlling beneficial interest associated with consolidated funds. Also included in non-controlling and other beneficial interests are non-controlling interest value adjustments of $2.4 million in the second quarter of fiscal 2011 and $19.1 million the first quarter of fiscal 2011 relating, respectively, to our subsidiaries Parametric Risk Advisors and Parametric Portfolio Associates. The non-

controlling interest value adjustment recognized in the second quarter is attributable to Parametric Risk Advisors’ profit growth over the twelve months ended April 30, 2011. The non-controlling interest value adjustment recognized in the first quarter is attributable to Parametric Portfolio Associates’ profit growth over the twelve months ended December 31, 2010.

Net income attributable to Eaton Vance Corp. shareholders in the second quarter of fiscal 2011 was $62.5 million compared to net income attributable to Eaton Vance Corp. shareholders of $37.5 million in the first quarter of fiscal 2011.

Cash and cash equivalents totaled $437.6 million on April 30, 2011 compared to $307.9 million on October 31, 2010. There were no outstanding borrowings against the Company’s $200.0 million credit facility on April 30, 2011. During the first six months of fiscal 2011, the Company used $65.8 million to repurchase and retire approximately 2.1 million shares of its Non-Voting Common Stock under its repurchase authorization. Over the twelve months ended April 30, 2011, the Company used $132.4 million to repurchase and retire approximately 4.3 million shares of its Non-Voting Common Stock and paid $80.7 million of dividends to shareholders. Approximately 2.7 million shares remain unused of the current 8.0 million share repurchase authorization.

Eaton Vance Corp. is one of the oldest investment management firms in the United States, with a history dating back to 1924. Eaton Vance and its affiliates offer individuals and institutions a broad array of investment strategies and wealth management solutions. The Company’s long record of providing exemplary service and attractive returns through a variety of market conditions has made Eaton Vance the investment manager of choice for many of today’s most discerning investors. For more information about Eaton Vance, visit www.eatonvance.com.

This news release contains statements that are not historical facts, referred to as “forward-looking statements.” The Company’s actual future results may differ significantly from those stated in any forward-looking statements, depending on factors such as changes in securities or financial markets or general economic conditions, client sales and redemption activity, the continuation of investment advisory, administration, distribution and service contracts, and other risks discussed from time to time in the Company’s filings with the Securities and Exchange Commission.

Eaton Vance Corp.
Summary of Results of Operations
(in thousands, except per share figures)
(unaudited)

	Three Months Ended					Six Months Ended

				% Change	% Change
	April 30,	January 31,	April 30,	Q2 2011 to	Q2 2011 to	April 30,	April 30,
	2011	2011	2010	Q1 2011	Q2 2010	2011	2010	% Change

Revenue:
Investment advisory and
administration fees	$ 251,670	$ 242,734	$ 212,141	4%	19%	$ 494,404	$ 422,528	17%
Distribution and underwriter fees	26,141	27,327	24,666	(4)	6	53,468	49,700	8
Service fees	36,478	37,345	34,453	(2)	6	73,823	68,443	8
Other revenue	11,549	4,881	1,693	137	582	16,430	4,317	281

Total revenue	325,838	312,287	272,953	4	19	638,125	544,988	17

Expenses:
Compensation of officers and
employees	97,157	97,050	88,089	-	10	194,207	174,963	11
Distribution expense	33,657	32,697	30,598	3	10	66,354	59,709	11
Service fee expense	30,780	31,329	29,593	(2)	4	62,109	57,729	8
Amortization of deferred sales commissions	9,643	10,350	8,376	(7)	15	19,993	16,335	22
Fund expenses	5,017	4,544	5,103	10	(2)	9,561	9,396	2
Other expenses	32,547	33,299	30,105	(2)	8	65,846	58,420	13

Total expenses	208,801	209,269	191,864	-	9	418,070	376,552	11

Operating Income	117,037	103,018	81,089	14	44	220,055	168,436	31

Other Income/(Expense):
Interest income	824	721	716	14	15	1,545	1,486	4
Interest expense	(8,412)	(8,413)	(8,411)	-	-	(16,825)	(16,827)	-
Gains and (losses) on investments and
derivatives	2,029	(3,077)	1,551	NM	31	(1,048)	4,092	NM
Foreign currency gains (losses)	(586)	3	200	NM	NM	(583)	334	NM
Other income/(expense) of consolidated
collateralized loan obligation entity:
Interest income	5,356	5,220	-	3	NM	10,576	-	NM
Interest expense	(4,033)	(1,514)	-	166	NM	(5,547)	-	NM
Net losses on investments and note
obligations	(18,340)	(3,385)	-	442	NM	(21,725)	-	NM

Income Before Income Taxes and Equity
in Net Income (Loss) of Affiliates	93,875	92,573	75,145	1	25	186,448	157,521	18
Income Taxes	(41,337)	(34,522)	(28,880)	20	43	(75,859)	(60,525)	25
Equity in Net Income (Loss) of
Affiliates, Net of Tax	1,227	1,234	(281)	(1)	NM	2,461	533	362
Net Income	53,765	59,285	45,984	(9)	17	113,050	97,529	16
Net Income Attributable to Non-Controlling
and Other Beneficial Interests	8,714	(21,750)	(9,984)	NM	NM	(13,036)	(15,287)	(15)
Net Income Attributable to
Eaton Vance Corp. Shareholders	$ 62,479	$ 37,535	$ 36,000	66	74	$ 100,014	$ 82,242	22

Earnings Per Share Attributable to
Eaton Vance Corp. Shareholders:
Basic	$ 0.53	$ 0.31	$ 0.30	71	77	$ 0.84	$ 0.69	22

Diluted	$ 0.50	$ 0.30	$ 0.29	67	72	$ 0.80	$ 0.66	21

Weighted Average Shares Outstanding:
Basic	116,413	116,741	116,565	-	-	116,540	116,557	-

Diluted	122,292	122,175	123,515	-	(1)	122,167	123,218	(1)

Dividends Declared Per Share	$ 0.180	$ 0.180	$ 0.160	-	13	$ 0.360	$ 0.320	13

Eaton Vance Corp.
Balance Sheet
(in thousands, except per share figures)
(unaudited)

	April 30,	October 31,
	2011	2010
ASSETS

Cash and cash equivalents	$ 437,623	$ 307,886
Investments advisory fees and other receivables	132,053	129,380
Investments	323,897	334,409
Assets of consolidated collateralized loan obligation entity:
Cash and cash equivalents	18,404	-
Bank loans and other investments	484,566	-
Other assets	1,583	-
Deferred sales commissions	38,126	48,104
Deferred income taxes	17,859	97,274
Equipment and leasehold improvements, net	73,010	71,219
Other intangible assets, net	71,221	73,018
Goodwill	142,302	135,786
Other assets	65,843	61,464
Total assets	$ 1,806,487	$ 1,258,540

LIABILITIES, TEMPORARY EQUITY AND PERMANENT EQUITY
Liabilities:
Accrued compensation	$ 75,050	$ 119,957
Accounts payable and accrued expenses	58,317	60,843
Dividend payable	21,345	21,319
Contingent purchase price liability	-	5,079
Debt	500,000	500,000
Liabilities of consolidated collateralized loan obligation entity:
Senior and subordinated note obligations	479,277	-
Other liabilities	10,446	-
Other liabilities	66,682	73,468
Total liabilities	1,211,117	780,666
Commitments and contingencies

Temporary Equity:
Redeemable non-controlling interests	118,201	67,019
Total temporary equity	118,201	67,019
Permanent Equity:
Voting common stock, par value $0.00390625 per share:
Authorized, 1,280,000 shares
Issued, 399,240 and 399,240 shares, respectively	2	2
Non-voting common stock, par value $0.00390625 per share:
Authorized, 190,720,000 shares
Issued, 118,181,496 and 117,927,054 shares, respectively	462	461
Additional paid-in capital	41,935	50,225
Notes receivable from stock option exercises	(2,868)	(3,158)
Accumulated other comprehensive income (loss)	2,615	(435)
Appropriated retained earnings	12,036	-
Retained earnings	422,074	363,190
Total Eaton Vance Corp. shareholders' equity	476,256	410,285
Non-redeemable non-controlling interests	913	570
Total permanent equity	477,169	410,855
Total liabilities, temporary equity and permanent equity	$ 1,806,487	$ 1,258,540

Table 1
Asset Flows (in millions)
Twelve Months Ended April 30, 2011
(unaudited)

	Assets as of April 30, 2010 - beginning of period			$ 176,245
	Long-term fund sales and inflows			38,315
	Long-term fund redemptions and outflows			(27,942)
	Long-term fund net exchanges			(730)
	Institutional account inflows			9,775
	Institutional account outflows			(7,312)
	High-net-worth account inflows			2,736
	High-net-worth account outflows			(2,456)
	High-net-worth assets acquired			352
	Retail managed account inflows			6,922
	Retail managed account outflows			(7,288)
	Separate account reclassification			665
	Market value change			14,128
	Change in cash management funds			(449)
	Net change			26,716
	Assets as of April 30, 2011 - end of period			$ 202,961

Table 2
Assets Under Management
By Investment Mandate (1)
(in millions) (unaudited)

	April 30,	January 31,	%	April 30,	%
	2011	2011	Change	2010	Change
Equity	$ 122,740	$ 114,722	7%	$ 110,987	11%
Fixed income	43,093	43,022	0%	41,194	5%
Floating-rate income	24,224	21,939	10%	17,180	41%
Alternative	11,833	11,358	4%	5,364	121%
Cash management	1,071	703	52%	1,520	-30%
Total	$ 202,961	$ 191,744	6%	$ 176,245	15%
(1) Includes funds and separate accounts

Table 3
Long-Term Fund and Separate Account Net Flows (in millions)
(unaudited)

		Three Months Ended		Six Months Ended
	April 30,	January 31,	April 30,	April 30,	April 30,
	2011	2011	2010	2011	2010
Long-term funds:
Open-end funds	$ 2,767	$ 2,061	$ 3,674	$ 4,827	$ 6,166
Closed-end funds	(2)	(111)	152	(112)	131
Private funds	(537)	(598)	(633)	(1,135)	(1,647)
Institutional accounts	(268)	471	1,408	203	1,798
High-net-worth accounts	191	156	110	347	740
Retail managed accounts	768	(131)	543	637	1,094
Total net flows	$ 2,919	$ 1,848	$ 5,254	$ 4,767	$ 8,282

Table 4
Asset Flows by Investment Mandate (in millions)
(unaudited)
	Three Months Ended			Six Months Ended

	April 30,	January 31,	April 30,	April 30,	April 30,
	2011	2011	2010	2011	2010

Equity fund assets - beginning of period	$ 61,349	$ 58,434	$ 55,455	$ 58,434	$ 53,829
Sales/inflows	3,802	4,178	3,307	7,981	6,514
Redemptions/outflows	(4,020)	(4,142)	(2,987)	(8,163)	(6,296)
Exchanges	26	66	(12)	92	446
Market value change	3,168	2,813	3,977	5,981	5,247

Net change	2,976	2,915	4,285	5,891	5,911

Equity assets - end of period	$ 64,325	$ 61,349	$ 59,740	$ 64,325	$ 59,740

Fixed income fund assets - beginning of period	26,602	29,421	26,786	29,421	26,076
Sales/inflows	1,720	1,679	1,924	3,399	3,603
Redemptions/outflows	(1,701)	(2,577)	(1,459)	(4,277)	(2,846)
Exchanges	(55)	(229)	47	(285)	151
Market value change	410	(1,692)	494	(1,282)	808

Net change	374	(2,819)	1,006	(2,445)	1,716

Fixed income assets - end of period	$ 26,976	$ 26,602	$ 27,792	$ 26,976	$ 27,792

Floating-rate income fund assets - beginning of
period	17,903	16,128	14,955	16,128	14,361
Sales/inflows	2,967	1,967	1,150	4,934	1,978
Redemptions/outflows	(934)	(561)	(622)	(1,496)	(1,238)
Exchanges	60	118	(65)	179	(63)
Market value change	227	251	294	478	674

Net change	2,320	1,775	757	4,095	1,351

Floating-rate income assets - end of period	$ 20,223	$ 17,903	$ 15,712	$ 20,223	$ 15,712

Alternative fund assets - beginning of period	10,876	9,995	2,990	9,995	1,938
Sales/inflows	1,423	1,811	2,151	3,233	3,261
Redemptions/outflows	(1,029)	(1,003)	(271)	(2,031)	(326)
Exchanges	(34)	(20)	29	(54)	52
Market value change	126	93	(20)	219	(46)

Net change	486	881	1,889	1,367	2,941

Alternative assets - end of period	$ 11,362	$ 10,876	$ 4,879	$ 11,362	$ 4,879

Long-term fund assets - beginning of period	116,730	113,978	100,186	113,978	96,204
Sales/inflows	9,912	9,635	8,532	19,547	15,356
Redemptions/outflows	(7,684)	(8,283)	(5,339)	(15,967)	(10,706)
Exchanges	(3)	(65)	(1)	(68)	586
Market value change	3,931	1,465	4,745	5,396	6,683

Net change	6,156	2,752	7,937	8,908	11,919

Total long-term fund assets - end of period	$ 122,886	$ 116,730	$ 108,123	$ 122,886	$ 108,123

Separate accounts - beginning of period	74,311	70,126	59,993	70,126	57,278
Institutional account inflows	2,876	2,184	2,958	5,060	4,570
Institutional account outflows	(3,144)	(1,713)	(1,550)	(4,857)	(2,772)
High-net-worth account inflows	923	798	613	1,721	1,699
High-net-worth account outflows	(732)	(642)	(503)	(1,374)	(959)
High-net-worth assets acquired	352	-	-	352	-
Retail managed account inflows	2,250	1,584	1,801	3,834	3,515
Retail managed account outflows	(1,482)	(1,715)	(1,258)	(3,197)	(2,421)
Separate accounts reclassification	-	3	-	3	(579)
Separate accounts market value change	3,650	3,686	4,548	7,336	6,271

Net change	4,693	4,185	6,609	8,878	9,324

Separate accounts - end of period	$ 79,004	$ 74,311	$ 66,602	$ 79,004	$ 66,602

Cash management fund assets - end of period	1,071	703	1,520	1,071	1,520

Total assets under management -
end of period	$ 202,961	$ 191,744	$ 176,245	$ 202,961	$ 176,245